AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, is made and entered into this 2nd day of June, 1995, by and between International Recovery Corp., a Florida corporation (the "Company"), and Phillip S. Bradley, (the "Executive").

                                 R E C I T A L S

         Pursuant to this Agreement, the parties wish to amend, extend and restate the Executive's Employment Agreement and his Consulting and Non-competition Agreement with the Company, each dated December 24, 1986, as amended (collectively the "Old Agreements"). Effective January 1, 1996, this Agreement substitutes, restates and replaces the Old Agreements for all purposes.

                                A G R E E M E N T

         NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Employment:

                  1.1 EMPLOYMENT.     The Company hereby employs Executive for
a term of three (3) years (the "Employment Term"), commencing January 1, 1996, to serve as Chairman of Advance Petroleum, Inc. d/b/a World Fuel Services of FL ("World Fuel Services of FL") and to serve in such other management capacities, and to perform such services and duties, as the Board of Directors of the company may from time to time designate. Executive hereby accepts such employment. Executive hereby agrees that during the term of his employment hereunder, he shall devote his full time to the diligent performance of his duties hereunder and shall not engage in any venture or activity that may result in adverse publicity for the Company or its affiliates, or that may materially interfere with Executive's performance of his duties hereunder.

                  1.2 COMPENSATION AND BENEFITS.     During the Employment Term,
the Company shall pay Executive the compensation and other amounts set forth below:

                           (a)      The Company shall pay Executive an annual
salary of $350,000 during each year of the Employment Term, payable in equal installments according to the Company's regular payroll practices and subject to such deductions as may be required by law.

                           (b)      Executive: (i) shall be entitled to receive
all health and dental insurance, which may be provided by the Company to the senior management of the Company from time-to-time; (ii) shall be entitled to receive the same life insurance coverage of

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one million dollars ($1,000,000) currently in effect; (iii) shall be entitled to reimbursement of out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be promptly reimbursed by the Company upon presentation of appropriate receipts therefor); (iv) shall be provided an automobile by the Company on the same terms as other senior management personnel of the Company, or at the Company's option, and auto allowance equal to the highest allowance provided to other senior management; and (v) shall be entitled to four (4) weeks paid vacation each calendar year, provided however, any vacation time not taken during any calendar year shall not be paid or carried over into any other calendar year.

         2.       STOCK.            The Company shall piggyback the Executive's
25,000 shares of stock remaining from the Executive's Share
Option Agreement dated May 24, 1989, as amended on June 3, 1994,

on any subsequent registration.

         3.       CONSULTING.       Upon expiration of the Employment Term, so
long as Executive is then employed by the Company, the Company shall engage Executive to perform consulting services for the Company for a term of seven (7) years, commencing January 1, 1999 (the "Consulting Term"). During the Consulting Term, Executive will be available to provide consulting services to the Company for up to fifty (50) days per year. In the event that Ralph R. Weiser and Jerrold Blair shall not be employed by the Company, the Executive shall have the sole option to commence consulting services hereunder by resigning from his employment at anytime during the term of this Agreement and notifying the Employer in writing of his intent to commence consulting services.

         3.1      COMPENSATION AND BENEFITS.     During the Consulting Term, the
Executive will receive the annual consulting fee of One Hundred Thousand Dollars ($100,000) per year, and throughout such term will receive the insurance benefits described in Section 1.2(b) (ii) above. Except for such fee and insurance, Executive shall not be entitled to receive any bonus or other compensation or benefits during the Consulting Term.

         4.       TERMINATION.     Executive shall be terminated as an employee
or consultant of the Company upon the occurrence of any of the following events. Except as expressly provided in Section 4.2 below, the Company shall be released from all obligations hereunder upon any such termination, including without limitation, the obligation to compensate Executive.

                  (a)      The death of Executive.

                  (b) The Complete Disability of Executive. "Complete Disability" as used herein shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the services provided for in this Agreement for an aggregate of ninety (90) days within any period of twelve

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(12) consecutive months during the term hereof.

                  (c) The discharge of Executive by the Company for Cause. "Cause" as used herein shall mean any substance abuse, alcoholism, conviction of any felony or a misdemeanor involving moral turpitude, act of fraud, misappropriation, or embezzlement against the Company or its parent or affiliates or in connection with their business, Executive's resignation, his failure or refusal to comply with his obligations or perform his duties under this Agreement or his willful failure to report for work, for any reason, for more than thirty (3) continuous days not attributable to eligible vacation or a licensed physician's statement.

         4.1 In the event of any termination of Executive's employment or consulting, for any reason the provisions of Section 5 hereof shall remain in full force and effect.

         4.2 In the event of the Complete Disability of Executive, (i) he shall be entitled to receive his base salary payable under Section 1.2(a) for the first one hundred and eighty (180) days of his disability; and (ii) if such disability occurs during the Consulting Term, he shall continue to receive consulting fees and life insurance for the remainder of the consulting term.

         5.       COVENANT AGAINST UNFAIR COMPETITION.

                  (a) Executive agrees that while he is employed by, or providing consulting services to, the Company, and for a period of five (5) years following any termination of his employment or consulting, for any reason, he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise;

                  (i) own, control, manage, be employed by, consult with, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) in the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation fuel or aviation flight services, or in any other service or activity which is competitive with the services or activities which are or have been performed by the Company or its subsidiaries or affiliates since January 1, 1993 unless at such time the Company no longer engages in such services or activities.

                  (ii) solicit, call upon, or attempt to solicit the patronage of any individual, partnership, corporation or other legal entity to whom the Company or its subsidiaries or affiliates sold products or provided services, or from whom the Company or its subsidiaries or affiliates purchased products or services, at any time since January 1, 1993, for the purpose of obtaining the patronage of any such individual, partnership, corporation or other legal entity unless at such time the Company no longer engages in such services or activities;


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                  (iii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will;

                  (iv) use, directly or indirectly, on behalf of himself or any other person or business entity, any trade secrets or confidential information concerning the business activities of the Company or any of the Company's subsidiaries or affiliates. Trade secrets and confidential information shall include, but not be limited to, lists of names and addresses of customers and suppliers, sources of leads and methods of obtaining new business, methods of marketing and selling products and performing services, and methods of pricing.

         (b) As used herein, the term "Trade Area" shall mean the State of Florida and any other airport locations throughout the world which are or were serviced by the Company or its subsidiaries at any time since January 1, 1993 unless at such time the Company no longer services or engages in business activities with such airport locations.

         (c) Executive recognizes the importance of the covenant contained in this Section 4 and acknowledges that, based on his past experience and training as an executive of the Company, the projected expansion of the Company's business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company's legitimate business interest, including without limitation, the Company's trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of Executive's rights as an individual, Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Agreement and that but for these covenants, the Company would not have agreed to enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by the Executive, whether predicated on the Company's breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 5.

         (d) If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 5, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 5 specifically enforced by any court having equity jurisdiction together with an accounting therefor, it being acknowledged, that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.


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         (e) If any covenant contained in this Section 5, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

         6.       SURVIVAL OF CERTAIN TERMS.     The provisions of Section 5
hereof shall survive the expiration and termination of this Agreement, and the termination of Executive's employment or consulting hereunder, for any reason.

         7.       MISCELLANEOUS.

                  (a) MODIFICATION AND WAIVER. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by all of the parties hereto.

                  (b)      GOVERNING LAW.    The validity and effect of this
Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

                  (c)      SUCCESSORS AND ASSIGNS.      This Agreement required
the personal services of, and shall not be assignable by, Executive. This Agreement shall be assignable by the Company. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

                  (d)      SECTION CAPTIONS.     Section and other captions
contained in this Agreement are for reference purposes only and area in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                  (e)      SEVERABILITY.     Every provision of this
Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

                  (f)      INTEGRATED AGREEMENT.     This Agreement
constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are not agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.


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                  (g)      INTERPRETATION.     No provision of this
Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the day and year first above written.

WITNESSES:                             INTERNATIONAL RECOVERY CORP.
/S/ CARLOS ABAUNZA                     By:/S/ ROBERT S. TOCCI
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                                          Robert S. Tocci
                                          Executive Vice President

/S/ CARLOS ABAUNZA                        /S/PHILLIP S. BRADLEY
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